Exhibit 10.1

[Pursuant to Instruction No. 6 of Item 1.01 of Form 8-K, certain identified information has been excluded from this Exhibit 10.1 because it is both not material and is the type of information that the registrant treats as private or confidential.]

MOBILE FUELING VENDOR AGREEMENT

This Mobile Fueling Vendor Agreement (this “Agreement”), between Amazon Logistics, Inc., a Delaware corporation (“Amazon”), and EzFill Holdings, Inc. (“Fueling Vendor”) (Amazon and Fueling Vendor are referred to herein individually as a “Party” and collectively as the “Parties”), is effective as of the date of signature by the last signing party (“Effective Date”).

1.	MOBILE FUELING SERVICES.

(a)	The products and services being provided by Fueling Vendor to Amazon consist of: (i) Fueling Vendor’s on-site fueling services for fleet vehicles, including both overnight and daytime fueling services to certain vehicles identified by Amazon (“Vehicles”) stored at local Amazon delivery stations and other off-site locations designated by Amazon (“Delivery Stations”), and in the time period(s) identified by Amazon, and (ii) a designated account management team available to assist Amazon during normal business hours and that will respond to Amazon Delivery Service Partners’ (“DSP”) escalations, questions, and other support needed on a timely basis (such fueling services, together with associated account management and customer support services, “Services”). The account management team will review business with Amazon holistically on at least a monthly basis.
(b)	Fueling Vendor will deploy Services at the Delivery Stations listed in Exhibit A. Exhibit A may be updated (list expanded/reduced, change in priority, etc.) from time to time upon mutual agreement between the Parties each in its sole discretion (confirming emails by the Parties’ authorized representatives will be sufficient).
(c)	At no additional cost, Fueling Vendor will provide a training manual to all DSPs and conduct two (2) training sessions per Delivery Station with DSPs and Amazon’s operations staff to inform them of mobile fueling operational processes and reporting tools available to them with respect to the Services. As needed, Fueling Vendor will provide additional training sessions to newly onboarded DSPs at Delivery Stations with existing Services.
(d)	Subject to Section 1(b), as of the Effective Date of this Agreement, Amazon expects to engage Fueling Vendor to perform Services for Delivery Stations identified in Exhibit A. Amazon does not make any representation or promise as to the amount of business Fueling Vendor can expect at any time under this Agreement. If Amazon provides any estimates of its needs, the estimates are only for the Parties’ convenience and will not bind Amazon. Amazon will not be liable for any actions taken by Fueling Vendor based on any estimates.
(e)	When Fueling Vendor is to provide Services at a Delivery Station, Amazon will provide Fueling Vendor a list of vehicles for each Delivery Station, the make and model of the applicable vehicles, the associated license plate numbers, the associated VIN numbers, the associate fuel types, the associated DSP codes, [XXXXX], card number and any other information reasonably requested by Fueling Vendor. Fueling Vendor will provide the Services in accordance with such information and subject to the terms and conditions set forth in this Agreement.
(f)	Amazon’s acceptance of Services will occur upon the completion of the Services. Amazon’s acceptance of Services will not relieve Fueling Vendor of any of its obligations under this Agreement.
(g)	Subject to: (i) price increases, and fees; (ii) local supply restrictions; and (iii) regulatory/safety limitations, in response to natural disasters, Fueling Vendor will use available resources to deploy services to Amazon vehicles or Amazon associates’ vehicles upon alignment of location and access to the affected geographic area.

2.	REPORTING REQUIREMENTS.

(a)	Fueling Vendor will update Fueling Vendor’s electronic portal (“Portal”) on a daily basis and make vehicle-level data on gallons dispensed, price per gallon, service fees, and reason codes for vehicles that were unable to be fueled available to Amazon and DSPs through the Portal. In addition, Fueling Vendor will provide each DSP with access to reporting outlining the DSP’s specific fleet refueling activities and reason codes for any missed fuelings. Fueling Vendor will provide the technical resources and support, at no additional cost, to enable and maintain a connection of Amazon’s fleet database into Fueling Vendor’s system.
(b)	Fueling Vendor will ensure that the Portal is remotely accessible by Amazon and DSPs and that Amazon and DSPs are able to access and use the Portal without any significant upgrades or changes to their respective systems. To the extent necessary for use of the Portal, Fueling Vendor hereby grants Amazon, Amazon’s Affiliates, and DSPs a non-exclusive, worldwide, irrevocable (but only during the term of this Agreement), fully paid-up, royalty-free license to access and use the Portal, including any application programming interfaces necessary for such access or use, solely for the purpose of accessing information provided by Fueling Vendor under this Agreement. Fueling Vendor will provide to Amazon and DSPs the necessary passwords and links or connections to allow Amazon and, upon Amazon’s request, DSPs to access the Portal.

3.	SERVICE LEVEL AGREEMENTS.

(a)	The Parties will establish a process to review the deployment plan on at least a monthly basis to track progress and align on any required adjustments.
(b)	Exhibit B hereto sets forth the applicable Service Level Agreements (“SLAs”) that Fueling Vendor will meet in performing the Services.
(c)	Amazon will assess Fueling Vendor’s performance against the launch timelines set forth in Exhibit A on a monthly basis beginning at the Effective Date. If Fueling Vendor is past due against the agreed launch schedule and the delay is not caused by Amazon, Amazon will have the option to freeze future launch plans with Fueling Vendor unless Fueling Vendor cures such delay within forty-five (45) days of the start of the delay. If the delay has not been cured within forty-five (45) days, Amazon may reallocate any Delivery Stations (at its sole discretion) to other vendors without liability or consequence.
(d)	One hundred and twenty (120) days after Fueling Vendor has been provided with access to the application programming interfaces necessary to create a live feed for Amazon’s fleet lists, Fueling Vendor will maintain a successful fueling rate (“SFR”) of at least 97.8% of Vehicles for each Delivery Station (“Target Fueling Rate”), except (i) for the first thirty (30) days after launch of the respective Delivery Station, (ii) for cases where the inability to fuel a Vehicle is due to Amazon’s or DSP’s error (which must be documented by the applicable Fueling Vendor reason code) ; and (iii) cases where inability is due to a natural disaster or Excusable Delay (defined below), provided that the Target Fueling Rate will not take into consideration Amazon vehicles that opt to fuel offsite. Fueling Vendor shall record the SFR in the Portal on a daily basis.
(e)	Once Amazon provides Fueling Vendor with a live feed for its fleet lists, Amazon will also assess Fueling Vendor’s performance against the SLAs set forth in Exhibit B on a monthly basis.

4.	ACCESS TO DELIVERY STATIONS.

(a)	As part of Fueling Vendor’s engagement, Amazon has agreed, subject to any lease restrictions or other Site Rules (as defined below) governing access to or use of the Delivery Stations, to provide Fueling Vendor with limited access to the Delivery Stations identified by Amazon solely to permit Fueling Vendor to perform Fueling Vendor’s obligations set forth herein. In consideration for being granted such access to the Delivery Stations and for the fees described in this Agreement, Fueling Vendor agrees to abide by the terms and conditions set forth in this Agreement. Fueling Vendor acknowledges and agrees that any access to the Delivery Stations granted under this Agreement is limited to the provision of Services.
(b)	Fueling Vendor will be permitted to access the parking areas of certain Delivery Stations selected by Amazon on certain date(s) and during certain time(s) identified by Amazon. Fueling Vendor’s access shall be limited to the parking areas of the Delivery Stations selected by Amazon on the date(s) and at the time(s) identified by Amazon to Fueling Vendor.
(c)	Fueling Vendor’s access shall be solely for the purpose of fueling the Vehicles in accordance with this Agreement, provided that Fueling Vendor may access the Delivery Stations selected by Amazon (in each case, on the date(s) and at the time(s) identified by Amazon) before beginning and after concluding Fueling Vendor’s fueling Services for the purpose of complying with any applicable Site Rules (as defined below), including to announce Fueling Vendor’s arrival and to announce Fueling Vendor’s pending departure from the Delivery Station. Fueling Vendor shall not be deemed in breach of this Agreement or have any liability to Amazon for any failure to meet its obligations under this Agreement to the extent caused by Amazon’s failure to provide sufficient access to its Personnel for provision of the Services.
(d)	The Delivery Stations that Fueling Vendor is permitted to access, and the date(s) and time(s) of any such access, may be updated by Amazon from time to time in its sole discretion subject to prior written notice reasonably in advance of the time Services are to be rendered.
(e)	Fueling Vendor hereby expressly waives and releases any and all claims, now known or hereafter known, against Amazon, its Affiliates, and its and their officers, directors, employees, successors, and assigns (collectively, “Releasees”), on account of injury, death, or property damage arising out of or attributable to Fueling Vendor’s access to the Delivery Stations or provision of Services, unless and to the extent such claim arises out of the breach of this Agreement, gross negligence, willful misconduct, fraud or violation of Laws by Amazon or any Releasees. As used herein, “Affiliate” means, with respect to a particular person, any entity that directly or indirectly controls, is controlled by, or is under common control with such person. Fueling Vendor covenants not to make or bring any such claim against Amazon or any other Releasee, and forever releases and discharges Amazon and all other Releasees from liability under such claims.

(f)	Fueling Vendor will abide by and cause its Personnel to abide by all rules, restrictions, regulations, policies, procedures and guidelines, including safety, health, environmental, and hazardous material management rules, rules prohibiting misconduct, use of physical aggression against persons or property, harassment, or theft and all applicable laws of Amazon or the owner, landlord and/or manager of the property (“Owner”) on which Services are to be performed that are written, communicated, or made available to the applicable Personnel (collectively, “Site Rules”). “Personnel” means an entity’s and its Affiliates’ employees, representatives, contractors, subcontractors, and agents. Fueling Vendor will be solely responsible for initiating, maintaining, and supervising all safety precautions and programs to insure the safe provision or performance of the Services, and will control, supervise, and direct its Personnel and the means, methods, techniques, sequences, and procedures used.

5.	[XXXXX]

(a)
(b)

6.	FUELING VENDOR OBLIGATIONS; EXCUSABLE DELAY.

(a)	Operational and Account Support. Fueling Vendor will provide a designated account management team available to assist Amazon during normal business hours and a twenty-four (24)-hour hotline that will respond to DSP escalations, questions, and other support needed to fulfill the Services.
(b)	Performance of Services.

(i)	Time is of the essence in Fueling Vendor’s performance under this Agreement.
(ii)	Fueling Vendor will:

(1)	provide all equipment and supplies required to perform the Services;
(2)	assign only qualified, legally authorized employees to provide the Services;
(3)	comply with all Laws (as defined below) in providing the Services;
(4)	comply with all Site Rules and other Amazon rules, regulations, and policies in its provision of the Services; and
(5)	maintain complete and accurate records relating to the provision of the Services under this Agreement, including records of the quantity and type, of fuel provided by Fueling Vendor in providing the Services in such form as Amazon approves.

(iii)	Fueling Vendor represents, warrants, and covenants to Amazon that:

(1)	Fueling Vendor has all rights necessary for (and is not subject to any restriction, penalty, agreement, commitment, or Laws that are violated by) its (i) execution and delivery of this Agreement, (ii) performance of its obligations under this Agreement, and (iii) granting to Amazon all rights, title, and interests granted under this Agreement, free and clear of any and all agreements, liens, pledges, claims, mortgages, encumbrances, and rights and other interests of any party;
(2)	Services will be performed in a timely, professional, and workmanlike manner in accordance with the level of professional care customarily observed by highly skilled professionals rendering similar services;
(3)	the fuel provided as part of the Services will be diesel or regular unleaded fuel, as required by the respective Vehicle, and will meet or exceed the latest industry standard specification for, as applicable, Gasoline fuel (ASTM D4814) and Diesel fuel (ASTM D975); and
(4)	Fueling Vendor is delivering good title to the fuel provided as part of the Services and the fuel is provided to Amazon free of any liens, pledges, claims, mortgages, encumbrances, and other rights and interests of any party, except any non-waivable lien of Fueling Vendor in respect of any unpaid portion of the payments due to Fueling Vendor.

(iv)	As used herein, “Laws” means applicable laws, ordinances, regulations, rules, orders, and other requirements (including requirements for licenses, permits, certifications and approvals) of governmental authorities having jurisdiction.

(c)	Safety.

(i)	Fueling Vendor will be held responsible for the release of Hazardous Materials (as defined below), or the pollution or contamination of, on, from, under, or affecting the Delivery Stations or any other property or any air space, surface water, or ground water to the extent directly caused by Services performed by its Personnel. In the event of such an incident, Fueling Vendor will oversee all required cleanup operations and will be held financially responsible. Environmental Health and Safety escalations must be sent to mobilesolutions-escalations@amazon.com. An “Initial Spill Report” must be completed promptly at the time of the incident, with a complete “Spill Investigation Report” completed within seventy-two (72) hours. Fueling Vendor must report all safety incidents, to be included in monthly and quarterly business reviews.
(ii)	Fueling Vendor will provide Amazon with as much advance notice as reasonably possible to potential service disruptions due to weather events or other environmental impacts. Fueling Vendor agrees to use commercially reasonable efforts to provide a risk mitigation plan to Amazon in advance for any named storms that are projected to cover any service areas.
(iii)	Fueling Vendor’s Personnel must halt fueling services when lightning is seen and cannot resume fueling services until thirty (30) minutes have passed without a visible lightning strike. While waiting for the thirty (30)-minute threshold, if it becomes clear completing fueling services are in question, Fueling Vendor’s Personnel must immediately escalate such situation to the program manager designated by Amazon in writing (including by email) as the primary contact for all matters concerning this Agreement (the “Amazon Program Manager”).
(iv)	Providing fueling services during a snow event will be at the sole discretion of Fueling Vendor. If the decision is made to not serve or halt fueling services, Fueling Vendor must immediately notify the Amazon Program Manager. If a storm is predicted for a specific Delivery Station, Fueling Vendor must immediately communicate the possibility of disruption to the Amazon Program Manager.
(v)	If Fueling Vendor’s fueling technician cannot drive through a completely covered roadway due to flooding and must find an alternative path or wait for the weather to improve and the dangerous roadway condition to recede, Fueling Vendor must immediately communicate such situation to the Amazon Program Manager.
(vi)	Without limiting the foregoing, Fueling Vendor will immediately escalate any service disruptions to the Amazon Program Manager. Any disagreements about the cause of any service disruption must be escalated to executive sponsors of both Parties.
(vii)	Notwithstanding anything herein to the contrary, Fueling Vendor may decline to fuel any Vehicle in the event that it reasonably deems fueling such Vehicle as presenting an unreasonable risk to health, safety or the environment; provided, however, that Fueling Vendor shall provide Amazon with prompt notice of its concerns.

(d)	Excusable Delay. Fueling Vendor will not be liable to Amazon or Amazon’s Affiliates if it fails to perform its obligations under this Agreement due to any event or circumstance that delays or prevents performance that is beyond Fueling Vendor’s reasonable control (“Excusable Delay”) provided it gives Amazon written notice of such Excusable Delay as soon as reasonably possible after Fueling Vendor becomes aware of an actual Excusable Delay and takes commercially reasonable measures to mitigate such Excusable Delay (provided, however, that Fueling Vendor shall not be obligated to settle a strike, lock-out, or labor dispute). Examples of Excusable Delay may include: (a) any natural or man-made disaster, such as a fire, explosion, landslide, earthquake, storm, hurricane, flood, tidal wave, or other adverse weather condition; (b) any armed conflict, revolution, act of a governmental or military authority, riot, blockade, embargo, trade sanction, act of terrorism or sabotage, or civil commotion; (c) any epidemic or quarantine restriction; (d) shortage or cessation of required supply of labor, service, utility, or facility; (e) shortage or cessation of required supply, or inability to procure on commercially reasonable terms, in each case, that widely impacts Fueling Vendor’s industry generally, any raw material, feedstock, or other substance from which the motor fuel (such product, a “Product”) is derived or Fueling Vendor’s sources of supply for motor fuel or any Product; (f) unavailability of, or inability to procure on commercially reasonable terms, in each case, that widely impacts Fueling Vendor’s industry generally, any means of transportation of the motor fuel or any Product; (g) any unplanned shutdown, shutdown in anticipation of a breakdown, or malfunction affecting the plant or source of supply of motor fuel or any other Product, or closure or standstill at production or storage facilities; (h) any material change in applicable Law (including the implementation or interpretation of an applicable Law after the Effective Date) which affects performance under this Agreement; or (i) any strike, lock-out, or labor dispute; excluding, in each case of (a)-(i), events that are within Fueling Vendor’s reasonable control (provided, however, that Fueling Vendor shall not be obligated to settle a strike, lock-out, or labor dispute). Amazon may terminate any Services affected by Excusable Delay at no charge and without liability if such Excusable Delay continues for more than two weeks.

7.	RECORDS.

(a)	During the term of this Agreement and for a period of five (5) years after termination or expiration of this Agreement, (i) Fueling Vendor will keep true and accurate books and records relating to this Agreement and its performance hereunder (collectively, “Records”) and (ii) Amazon may, upon three (3) days’ prior written notice, audit and inspect Fueling Vendor’s Records, including relevant systems, facilities, equipment, data, materials, processes, and procedures to confirm compliance with this Agreement, which may be accomplished, at Amazon’s option, through electronic means, the delivery of copies of the requested documents to Amazon’s designated address, or onsite at Fueling Vendor’s facilities.
(b)	Amazon may not audit or inspect any materials or information that is subject to a written non-disclosure or other confidentiality agreement to which Fueling Vendor is a party or subject to any other confidentiality, non-disclosure or non-use obligations imposed by law or regulation.
(c)	If Fueling Vendor has overcharged Amazon, Fueling Vendor will, at Amazon’s option, either: (a) promptly issue a credit to Amazon; or (b) issue a refund to Amazon within sixty (60) days of the date of Amazon’s invoice to Fueling Vendor. If Fueling Vendor has undercharged Amazon, Fueling Vendor will promptly invoice Amazon for such additional amount, which amount shall be paid by Amazon within sixty (60) days of the date of such invoice from Fueling Vendor. Fueling Vendor will reimburse Amazon for all reasonable audit costs if the overcharged amount for any invoice exceeds three percent (3%) of all amounts charged by Fueling Vendor during the prior twelve (12)-month period. The Parties may not object to any overcharge or undercharge more than twelve (12) months after the date on which such invoice is rendered.
(d)	Fueling Vendor will use commercially reasonable efforts to remediate all other material non-compliances identified as a result of an audit in a commercially reasonable period of time.

8.	PRICE AND PAYMENT.

(a)	[XXXXX]

(b)	[XXXXX]

(c)	[XXXXX]

(i)
(ii)

(d)	Taxes.

(i)	Solely to the extent that any applicable federal, state or local sales or use taxes or value added taxes that Fueling Vendor is legally obligated to charge (“Taxes”) are properly payable by Amazon and were not charged to a Fuel Card, Fueling Vendor may invoice and Amazon will pay such Taxes, provided that such Taxes are stated on the original invoice that Fueling Vendor provides to Amazon and Fueling Vendor’s invoices state such Taxes separately and meet the appropriate tax requirements for a valid tax invoice.
(ii)	Amazon may provide Fueling Vendor an exemption certificate acceptable to the relevant taxing authority, in which case, Fueling Vendor shall not collect the Taxes covered by such certificate.
(iii)	Fueling Vendor will be responsible for all other taxes or fees (including interest and penalties) arising from transactions and the documentation of transactions under this Agreement. Amazon shall maintain the right to deduct or withhold any taxes that Amazon determines it is obligated to withhold from any amounts payable to Fueling Vendor under this Agreement, and payment to Fueling Vendor as reduced by such deductions or withholdings will constitute full payment and settlement to Fueling Vendor of such amounts.
(iv)	Throughout the term of this Agreement, Fueling Vendor will provide Amazon with any forms, documents, or certifications as may be required for Amazon to satisfy any information reporting or withholding Tax obligations with respect to any payments under this Agreement.

9.	ENVIRONMENTAL COVENANTS.

(a)	Compliance with Environmental Laws and Permits. Fueling Vendor will fully comply with all Environmental Laws (as defined below). Without limiting the generality of the foregoing, Fueling Vendor will obtain and maintain all Environmental Permits (as defined below) required by Environmental Laws, comply with all Environmental Permits, and cause all such Environmental Permits to be kept in full force and effect.
(b)	Remedial Work. If any Remedial Work (as defined below) is required by Amazon, Fueling Vendor will, at its sole cost and expense and by the earlier of (i) ten (10) days after notice from Amazon demanding such action, or (ii) the applicable deadline required by Environmental Law or Governmental Authority, begin performing the Remedial Work, and thereafter diligently prosecute it to completion, and will in any event complete the work by the time required by applicable Environmental Law or relevant Governmental Authority. If Fueling Vendor fails to begin on a timely basis or diligently prosecute any required Remedial Work, Amazon may, at its option, cause the Remedial Work to be completed, in which case Fueling Vendor will reimburse Amazon on demand for the cost of doing so (including any related reasonable attorneys’ fees). Any reimbursement due from Fueling Vendor to Amazon shall be due and payable within ten (10) days of demand by Amazon.

(c)	Definitions.

(i)	“Environmental Laws” means all present and future Laws relating to pollution or protection of human health, wildlife, natural resources, or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including such laws governing or regulating the use, generation, storage, removal, remediation, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials (as defined below). Without limiting the generality of the foregoing, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq., and the Occupational Safety and Health Act, 29 U.S.C. Chapter 15, et seq., and all regulations adopted thereunder and all state and local analogs. In addition to the foregoing, Environmental Laws also means and includes all voluntary cleanup programs and/or brownfields programs under federal, state, or local law and all requirements imposed by any Environmental Permit.
(ii)	“Environmental Permit” means any permit, license, approval, agreement (including any agreement or undertaking pursuant to a voluntary cleanup program and/or a brownfields program), or other authorization issued under any Environmental Law with respect to any activities or businesses conducted on or in relation to the Services, or otherwise relating to the manufacture, processing, distribution, use, generation, storage, treatment, disposal, transportation, or handling of Hazardous Materials.
(iii)	“Governmental Authority” means any federal, state, county, municipal, or other governmental or regulatory authority, agency, board, department, bureau, body, commission, or instrumentality, or quasi-governmental authority, and any court, arbitrator, or other administrative, judicial, or quasi-judicial tribunal, or any other public or quasi-public authority, having jurisdiction over the Services or the matter at issue.
(iv)	“Hazardous Materials” means any substance, chemical, material, or waste now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “regulated substance,” “contaminant,” or “pollutant” (or words of similar import) within the meaning of or regulated or addressed under any Environmental Law. Without limiting the generality of the foregoing, Hazardous Materials includes: petroleum and petroleum products and compounds containing them or derived from them, including gasoline, diesel fuel, oil, and other fuels and petroleum products or fractions thereof; flammable materials; underground or above-ground storage tanks, whether empty or containing any substance; and any other substance the presence of which on, under, or about the Delivery Stations is regulated or prohibited by any Governmental Authority.
(v)	“Remedial Work” means any investigation, site monitoring, containment, abatement, clean-up, removal, restoration, or other remedial work that is required by or in connection with any Environmental Laws or order of or agreement with any Governmental Authority, or that is recommended in writing by an environmental professional or industrial hygienist.

10.	INDEMNIFICATION.

(a)	Indemnification by Fueling Vendor. Fueling Vendor will indemnify, defend, and hold harmless Amazon, its Affiliates, and its and their respective directors, officers, Personnel, successors, and assigns, and, if applicable, Owner (collectively, “Amazon Indemnified Parties”) against any claim, action, loss, damage, settlement, judgment, cost, expense, or any other liability (including reasonable attorney’s fees and costs of pursuing any insurance providers) (collectively, “Fueling Vendor Indemnified Claims”) arising out of or resulting from (i) any third party claim to the extent arising from Fueling Vendor’s breach of this Agreement, (ii) any bodily injury or property damage caused to any Personnel, Delivery Stations, Vehicles, or any other property by Fueling Vendor or its Personnel to the extent directly caused by the negligence or willful misconduct of Fueling Vendor or its Personnel during the performance of the Services, (iii) the release of Hazardous Materials (or the pollution or contamination of, on, from, under, or affecting the Delivery Stations or any other property or any air space, surface water, or ground water resulting from such release of Hazardous Materials) to the extent proximately caused by Services performed by Fueling Vendor or its Personnel, or (iv) any damages arising from fraud or violation of applicable Law by Fueling Vendor in connection with this Agreement; provided that, in each case, to the extent such Fueling Vendor Indemnified Claim, solely or partially, arises from negligence, willful misconduct, or fraud by an Amazon Indemnified Party or a breach of this Agreement by Amazon, then Fueling Vendor will not be liable for (and, to the extent applicable, Amazon will reimburse Fueling Vendor for) the proportion of any judgement or award with respect to such Fueling Vendor Indemnified Claim attributable to such Amazon Indemnified Party’s negligence, willful misconduct, or fraud or a breach of this Agreement by Amazon.

(b)	Indemnification by Amazon. Amazon will indemnify, defend, and hold harmless Fueling Vendor, its Affiliates, officers, directors, employees, successors, and assigns (collectively, “Fueling Vendor’s Indemnified Parties” and together with Amazon Indemnified Parties, as applicable, “Indemnified Parties”) against any third-party claim, action, loss, damage, settlement, judgment, cost, expense, or any other liability (including reasonable attorney’s fees), and the cost of pursuing any insurance providers that arises out of or relates to (i) Amazon’s violation of applicable Environmental Laws at the Delivery Stations where Services are provided under this Agreement, including obtaining and maintaining all Environmental Permits required by Environmental Laws, (ii) the release of Hazardous Materials (or the pollution or contamination of, on, from, under, or affecting the Delivery Stations or any other property or any air space, surface water, or ground water resulting from such release of Hazardous Materials) to the extent proximately caused by Amazon, its Affiliates or its Personnel, or (iii) any bodily injury or property damage caused to any Personnel, Delivery Stations, Vehicles, or any other property by Amazon or its Personnel to the extent directly caused by the negligence or willful misconduct of Amazon or its Personnel (“Amazon Indemnified Claims” and together with Fueling Vendor Indemnified Claims, collectively, “Claims”); provided that, in each case, to the extent such Amazon Indemnified Claim, solely or partially, arises from negligence, willful misconduct, or fraud by a Fueling Vendor Indemnified Party or a breach of this Agreement by Fueling Vendor, then Amazon will not be liable for (and, to the extent applicable, Fueling Vendor will reimburse Amazon for) the proportion of any judgement or award with respect to such Amazon Indemnified Claim attributable to such Fueling Vendor Indemnified Party’s negligence, willful misconduct, or fraud or a breach of this Agreement by Fueling Vendor. For the avoidance of doubt, this Section 10(b) does not apply to the Fueling Vendor’s violation of Environmental Laws, including obtaining and maintaining all Environmental Permits required by Environmental Laws, at the Delivery Stations where Services are provided under this Agreement (except to the extent that Amazon has held itself out to Fueling Vendor as having procured such Environmental Permits or has otherwise caused such violation).
(c)	Process. The applicable Indemnified Party will give the indemnifying Party reasonably prompt notice of each Claim for which it wants indemnity, provided that failure to provide such notice will not release the indemnifying Party from any obligations under this Section 10 except to the extent that the indemnifying Party is materially prejudiced by such failure. The Indemnified Party will reasonably cooperate with the indemnifying Party in the defense of each Claim, at the indemnifying Party’s expense. The indemnifying Party will use counsel reasonably satisfactory to the Indemnified Party to defend each Claim. An Indemnified Party may participate in the defense at its own expense. When Fueling Vendor is the indemnifying Party, if at any time Amazon reasonably determines that any Claim might adversely affect any Amazon Indemnified Party, then, without limiting Fueling Vendor’s indemnification obligations, Amazon may take control of the defense of the Claim at its own expense, and in such event Amazon and its counsel will proceed diligently and in good faith with that defense; provided, however, that (a) Amazon shall not admit any responsibility or guilt on Fueling Vendor’s behalf without Fueling Vendor’s prior written consent; (b) Amazon shall not settle any portion of such Claim for which Amazon is seeking indemnification without Fueling Vendor’s prior written consent, not to be unreasonably withheld, conditioned, or delayed; and (c) in the event that Fueling Vendor does not consent to a proposed settlement, Fueling Vendor will be responsible for Amazon’s expenses (including attorneys’ fees) in defending the Claim beginning on the date the settlement is first proposed to Fueling Vendor. The indemnifying Party will not settle any Claim without the Indemnified Party’s prior written consent, which may not be unreasonably withheld, conditioned or delayed. The indemnifying Party will see that any settlement it makes of any Claim is made confidential, except where not permitted by Law. In the event that Amazon takes control of defense of the Claim pursuant to this Section 10(c), Amazon will use commercially reasonable efforts to see that any portion of a settlement entered into by Amazon that references Fueling Vendor is made confidential, except where not permitted by Law. The indemnifying Party’s duty to defend is independent of its duty to indemnify.
(d)	Waiver of Certain Immunities, Defenses, and Protections Relating to Employee Injuries. In connection with any action to enforce Fueling Vendor’s obligations under this Section 10 with respect to any Claim arising out of any bodily injury (including death) to an employee of Fueling Vendor, Fueling Vendor waives any immunity, defense, or protection under any workers’ compensation, industrial insurance or similar Laws (including the Washington Industrial Insurance Act, Title 51 of the Revised Code of Washington). This Section 10(d) will not be interpreted or construed as a waiver of Fueling Vendor’s right to assert any such immunity, defense, or protection directly against any of its own employees or such employee’s estate or other representatives

11.	INSURANCE.

(a)	Fueling Vendor will obtain and maintain the following:

(i)	“Commercial General Liability” insurance, including products/completed operations, broad form property damage, sudden and accidental pollution, and broad form blanket contractual, advertising, and personal injury liability, with limits of not less than $5,000,000 per occurrence and $5,000,000 general aggregate;
(ii)	“Business Automobile Liability” insurance (including coverage for all owned, non-owned and hired autos, and no fault coverage where required by local law) with limits of not less than $1,000,000 per occurrence for bodily injury and property damage combined;
(iii)	“Workers’ Compensation” insurance, including coverage for all costs, benefits, and liabilities under workers’ compensation and similar Laws that may accrue in favor of any person employed by Fueling Vendor, in all states where Fueling Vendor provides Services, and “Employer’s Liability” insurance with limits of liability of not less than $1,000,000; and

(b)	The insurance policies for the coverage set forth in Section 11 must: (a) be issued by either companies with a rating of A-/VII or better in the current Best’s Insurance Reports published by A. M. Best Company, Inc., or, if not rated by A.M. Best Company, Inc., reputable insurance companies that are substantial in size; (b) not be cancelled or have coverage reduced without notice to Amazon in accordance with policy provisions; (c) for Commercial General Liability and Business Automobile Liability, Fueling Vendor will cause Amazon and its Affiliates, Owner (on request of Amazon), and each of their respective officers, directors, employees, successors, assigns and agents to be named as additional insureds (“Amazon Additional Insureds”) on the Commercial General Liability and Business Automobile Liability policies above, with the standard separation of insureds provision or an endorsement for cross-liability coverage; (d) provide coverage on a claims made basis with at least 3 years extended coverage; (e) waive any insurer right of subrogation against Amazon and its Affiliates and their respective officers, directors, employees, agents, and contractors; and (f) provide primary coverage, without any right of contribution from any other insurance that Amazon may have.
(c)	Fueling Vendor will submit certificates of insurance for the coverages required by above to Amazon by the Effective Date and at each insurance policy renewal thereafter. Certificates will be mailed to Amazon at Corporate Risk Management, P.O. Box 81226, Seattle, WA 98108-1226 and, if applicable, Owner, or by email to coi@amazon.com.
(d)	The existence of Fueling Vendor’s insurance policies, or Amazon’s approval thereof, does not relieve or limit any of Fueling Vendor’s other obligations under this Agreement.

12.	AMAZON HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE PHYSICAL AND ENVIRONMENTAL CONDITION, LAYOUT, LEASES, ZONING, OR OTHER MATTERS WITH RESPECT TO THE DELIVERY STATIONS.

13.	COMPLIANCE.

(a)	Compliance with Laws. Fueling Vendor will comply with all applicable Laws, including environmental, safety, and emission laws. In addition, Fueling Vendor will (a) obtain and maintain all required licenses, permits, and other authorizations relating to its performance under this Agreement, (b) file all reports relating to its performance under this Agreement required by Law (including tax returns), (c) pay all filing fees and taxes applicable to Fueling Vendor’s business as the same become due, and (d) pay all amounts required under any workers’ compensation acts, disability benefit acts, unemployment insurance acts, and any other employee benefit acts when due.
(b)	Anti-Bribery. Fueling Vendor acknowledges that Amazon’s Code of Business Conduct and Ethics posted at http://phx.corporate-ir.net/phoenix.zhtml?c=97664&p=irol-govConduct (as updated from time to time, the “Code of Conduct”) prohibits the paying of bribes to anyone for any reason, whether in dealings with governments or the private sector. Fueling Vendor will not violate or knowingly permit anyone to violate the Code of Conduct’s prohibition on bribery or any applicable anti-corruption laws in performing under this Agreement.
(c)	Supplier Code of Conduct. In the performance of its obligations hereunder, Fueling Vendor will abide by Amazon’s Supplier Code of Conduct (as updated from time to time, the “Supplier Code”), posted at: http://www.amazon.com/gp/help/customer/display.html?ie=UTF8&nodeId=2008-85140. While on-site at the Delivery Stations or otherwise on Amazon’s premises, Fueling Vendor and its Personnel will abide by Amazon’s standard visitor or on-premises rules and policies (e.g., safety, health, environmental, and misconduct policies) and all other Site Rules. Amazon may immediately terminate or suspend performance under this Agreement if Fueling Vendor fails to comply with any of the Code of Conduct or Supplier Code.

(d)	Import and Export.

(i)	Fueling Vendor or its designated agent will be the importer and exporter of record on all cross-border transfers, returns, and others shipments of fuel or other products between Fueling Vendor and Amazon, will not list Amazon on any import, export, or other customs documentation, and will be directly responsible for ensuring that such cross-border transfers, product returns, and other shipments comply with all export, import, and other Laws (including export licensing, shippers export declaration, and export invoice). As the importer and exporter of record, Fueling Vendor or its designated agent will be responsible for payment of any taxes, duties, or fees and will be responsible for all required recordkeeping, registration, reporting, and licensing. Without limiting the foregoing, any export or import document must, among other matters, separately itemize and state the separate value for each item of hardware, software, set-up, and any non-dutiable service. Amazon will incur no liability arising from any assistance Amazon provides in preparing any documentation or otherwise. Fueling Vendor will be solely liable for and will defend, indemnify, and hold Amazon harmless against any liability or damages arising out of Fueling Vendor’s breach of this Section 13(d) including any taxes, duties, interest, or penalties.
(ii)	Fueling Vendor represents and warrants that it and its financial institution(s) are not subject to sanctions or otherwise designated on any list of prohibited or restricted parties or owned or controlled by such a party, including but not limited to the lists maintained by the United Nations Security Council, the U.S. Government (e.g., the U.S. Department of Treasury’s Specially Designated Nationals list and Foreign Sanctions Evaders list and the U.S. Department of Commerce’s Entity List), the European Union or its member states, or other applicable government authority. Fueling Vendor will not directly or indirectly export, re-export, import, transmit, or cause to be exported, re-exported, imported, or transmitted, any commodities, software, or technology to or from any country, individual, corporation, organization, or entity to which such export, re-export, import, or transmission is restricted or prohibited, including any country, individual, corporation, organization, or entity under sanctions or embargoes administered by the United Nations, U.S. Departments of State, Treasury or Commerce, the European Union, or any other applicable government authority. Fueling Vendor will not use items or knowingly export, re-export, or transmit any items to any party who may use items in relation to nuclear, biological, or chemical weapons or missile systems capable of delivering same or the development of any weapons of mass destruction. Fueling Vendor is responsible for obtaining any license required to export, re-export, import, or transmit items under applicable export/import controls laws and regulations. Fueling Vendor represents and warrants that it complies with the recordkeeping requirements in accordance with U.S. export and import laws, global trade agreement/treaties, and other applicable laws and regulations, and shall provide Amazon with electronic copies of such records, upon request.
(iii)	Fueling Vendor represents and warrants that items it provides to Amazon are not controlled under the U.S. Export Administration Regulations (“EAR”), EU Dual-Use Regulations, U.S. International Traffic in Arms Regulations (“ITAR”), or any other applicable government export laws and regulations, unless Fueling Vendor discloses to Amazon in advance of shipment or transfer in writing and provides to Amazon complete, accurate, and up to date information necessary or that Amazon may otherwise request to lawfully export items (“Export Information”), including, but not limited to, the U.S. or other government authority export control classification number(s), any applicable Commodity Classification (CCATS) or classification ruling, any applicable commodity jurisdiction rulings, a copy of the export license (where an export license is required), country of origin, and, where applicable, the General License type or license exception eligibility.

14.	AMAZON PROPERTY. Fueling Vendor shall not use or obtain possession or control of any equipment or property of Amazon without Amazon’s prior express written approval.

15.	INDEPENDENT CONTRACTOR; FUELING VENDOR PERSONNEL.

(a)	Fueling Vendor will perform under this Agreement as an independent contractor of Amazon, and this Agreement will not be construed to create a partnership, joint venture, agency, employment, or any other relationship between Fueling Vendor and Amazon. Fueling Vendor will not represent itself to be an employee, representative, or agent of Amazon. Fueling Vendor will have no authority to enter into any agreement on Amazon’s behalf or in Amazon’s name or otherwise bind Amazon to any agreement or obligation.
(b)	Fueling Vendor will be solely responsible for all acts or omissions of its Personnel, including any theft, damage, and/or misconduct related to Fueling Vendor’s Personnel. Fueling Vendor will retain: (a) full control over the manner in which it performs all Services; (b) exclusive control over its Personnel; (c) exclusive control over its labor and employee relations and its policies relating to wages, hours, working conditions, and other employment conditions; and (d) exclusive right to hire, transfer, suspend, lay off, recall, promote, discipline, discharge, and adjust grievances with its Personnel. Fueling Vendor is solely responsible for all salaries and other compensation of its Personnel who provide Services to Amazon and for making all deductions and withholdings from its employees’ salaries and other compensation and paying all contributions, taxes, and assessments. Fueling Vendor and its Personnel are not entitled to and are not eligible to participate in any workers’ compensation, retirement, insurance, stock options, or any other benefits afforded to employees of Amazon.

16.	CONFIDENTIALITY; AMAZON MARKS; PUBLICITY; DATA.

(a)	NDA and Confidentiality Obligations. Except as allowed in Section 16(b) below, the Parties will comply with the terms of the nondisclosure agreement between Fueling Vendor and Amazon (or Affiliate of Amazon) dated as of April 24, 2018 or any other nondisclosure agreement between Fueling Vendor and Amazon (or Affiliate of Amazon) in effect during the term of this Agreement (“NDA”).
(b)	Amazon Marks; Publicity. Neither Fueling Vendor nor anyone acting on its behalf (including any Personnel) will use any trade name, trademark, service mark, logo, and/or commercial symbol, or any other proprietary rights of Amazon or any of its Affiliates in any manner (including any use in any client list, press release, advertisement, or any other marketing or promotional material) without prior written authorization of such use by a Vice President of Amazon. Neither Party, nor anyone acting on its behalf (including any Personnel), will issue any press releases, publicity, or make any other disclosures regarding this Agreement or its terms or the nature or existence of any relationship between the Parties, unless required by applicable law.

(c)	Data.

(i)	“Vehicle Data” means all vehicle-related data (i) received, stored, or maintained by Fueling Vendor or generated by, collected, accessed, or transmitted in each case in connection with Vehicles or the Services, (ii) provided by or on behalf of Amazon to Fueling Vendor or its Personnel in connection with Vehicles or Services, or (iii) derived in whole or in part from (i) or (ii). Without limiting the foregoing, Vehicle Data includes all fleet account information and all of Amazon’s account information. In all cases, Vehicle Data excludes any geo-location data, and any data relating to route information or personal information, all of which shall constitute Amazon’s sole confidential information.
(ii)	All Vehicle Data and all geo-location data, including data obtained or derived from any Geotab device, and any data relating to route information or personal information, in each case, in any format (including raw data, e.g., audio, video, or location data), is solely owned by Amazon and constitutes Amazon’s confidential information.
(iii)	Fueling Vendor may use Vehicle Data (but, for clarity, not any of the other categories of data described in Section 16(c)(ii) above) solely as necessary to perform the Services for Amazon in accordance with Amazon’s instructions, and Fueling Vendor will not use, or enable or permit the use of, the Vehicle Data for any other purpose. Except to the extent required under applicable Law, under no circumstance will Fueling Vendor resell, redistribute, transfer, or allow, enable, or assist any other entity to transfer, or otherwise make available Vehicle Data to any third party for any reason. If Fueling Vendor becomes aware of any breaches of this Section 16(c), Fueling Vendor will immediately notify Amazon in writing.

(d)	Data Privacy and IT Representations. The Parties may provide each other with Personal Data (defined below) in the course of the performance of this Agreement, the processing and transfer of which must be done solely for purposes of carrying out this Agreement and in accordance with applicable data protection law. Each Party is a data controller in respect of the Personal Data. “Personal Data” means any information relating to an identified or identifiable individual, unless otherwise defined under applicable laws related to the protection of individuals, the processing of such information, and security requirements for and the free movement of such information. Personal Data processed by Fueling Vendor is governed by the terms of the Fueling Vendor’s Privacy Policy, available at https://ezfl.com/privacy-policy/. Amazon may immediately terminate or suspend performance under this Agreement if Fueling Vendor fails to comply with the Fueling Vendor’s Privacy Policy. Moreover, Fueling Vendor further makes those certain representations around its IT system specifically set out on Exhibit C.

17.	TERM AND TERMINATION.

(a)	Term. The term of this Agreement will commence on the Effective Date and, unless earlier terminated pursuant to this Section 17, will continue for three (3) years (the “Initial Term”). Following the Initial Term, Amazon will have the unilateral right to extend this Agreement for up to two (2) additional one-year terms (the “Option Terms”) by providing sixty (60) days’ notice to Fueling Vendor of its intent to extend this Agreement. Thereafter, this Agreement may be extended on a year-to-year basis pursuant to the Parties’ mutual written agreement.

(b)	Termination for Cause.

(i)	Amazon may cancel any or all Services it has requested under this Agreement and/or terminate this Agreement in its entirety immediately upon Fueling Vendor’s material breach as defined in Exhibit B under this Agreement by providing written notice to Fueling Vendor specifying the breach in reasonable detail, provided that, upon Fueling Vendor’s first material breach as defined in Exhibit B under this Agreement, Fueling Vendor shall have an opportunity to cure such breach within thirty (30) days after receipt of written notice to Fueling Vendor specifying the breach in reasonable detail before Amazon may cancel Services and/or terminate this Agreement. After more than one material breach as defined in Exhibit B under this Agreement by Fueling Vendor, Amazon may cancel any or all Services it has requested under this Agreement and/or terminate this Agreement in its entirety immediately, without the opportunity to cure, by providing written notice to Fueling Vendor specifying the breach in reasonable detail. For all other material breaches, Amazon may cancel any or all Services it has requested under this Agreement and/or terminate this Agreement in its entirety upon Fueling Vendor’s material breach under this Agreement and subsequent failure to cure such breach within thirty (30) days after receipt of written notice to Fueling Vendor specifying the breach in reasonable detail.
(ii)	Fueling Vendor may terminate this Agreement in its entirety upon Amazon’s material breach under this Agreement and Amazon’s failure to cure such breach within thirty (30) days after receipt of written notice to Amazon specifying the breach in reasonable detail.

(c)	Termination for Convenience. Beginning twenty four (24) months after the Effective Date, Amazon may terminate this Agreement in its sole discretion without charge and with no liability upon ninety (90) days’ written notice.
(d)	Insolvency. Either Party may terminate this Agreement upon: (i) the filing of any voluntary petition by the other Party under any bankruptcy Laws; (ii) the filing of any involuntary petition against the other Party under any bankruptcy Laws not dismissed within sixty (60) days after filing; (iii) any appointment of a receiver for all or a substantial portion of the other Party’s business or operations; or (iv) assignment of all or substantially all of the other Party’s assets for the benefit of creditors.
(e)	Effect of Termination. Upon receipt or delivery (as applicable) of a termination notice under this Section 17, Fueling Vendor shall take the following actions: (i) unless otherwise specified by Amazon, immediately stop Services to the extent relating to the terminated portion of this Agreement; (ii) take all commercially reasonable actions to limit amounts for which Amazon may be responsible in connection with this Section 17 and (iii) deliver to Amazon any and all property of Amazon that is in Fueling Vendor’s possession or control. Upon termination, Fueling Vendor shall (A) not be permitted to access the Delivery Stations or any of Amazon’s premises for purposes of the Services; (B) provide reasonable cooperation and assistance to Amazon in transitioning the Services to an alternate service provider; and (C) on a pro rata basis, repay all fees and expenses paid in advance for any Services which have not been provided.
(f)	Survival. The provisions of this Agreement relating to representations and warranties, indemnification, confidentiality, effect of termination, survival, and additional provisions (together with all other provisions hereof, including any attachments hereto, that reasonably may be interpreted as surviving cancellation, termination, or expiration of this Agreement) will survive the cancellation, termination, or expiration of this Agreement.

18.	REMEDIES. If Fueling Vendor violates any provision of this Agreement, Amazon will, in addition to any damages to which it is entitled, be entitled to seek immediate injunctive relief against Fueling Vendor prohibiting further actions inconsistent with Fueling Vendor’s obligations under this Agreement. In the event that Fueling Vendor fails to satisfactorily perform any of the Services on a timely basis, Amazon will have the right, without prejudice to any other rights or remedies it may have under this Agreement, to take one or more of the following steps: (a) suspend Fueling Vendor’s right and obligation to complete its performance of the Services until such time as Fueling Vendor is able to demonstrate to Amazon’s reasonable satisfaction that it can satisfactorily meet its obligations under this Agreement; (b) itself provide and/or engage a replacement service provider to provide any or all of the delayed or unsatisfactory Services; (c) assign one or more of its representatives to supervise and work with Fueling Vendor to correct and mitigate the effects of Fueling Vendor’s breach [XXXXX].

19.	ADDITIONAL PROVISIONS.

(a)	Notices. Notices under this Agreement are sufficient if given by nationally recognized overnight courier service, certified mail (return receipt requested), facsimile with electronic confirmation, or personal delivery to the other Party at the address above the Party’s signature line. If no address is listed for Fueling Vendor, notice to Fueling Vendor will be effective if given to the last known address. Notice is effective: (a) when delivered personally, (b) three (3) business days after sending by certified mail, (c) on the business day after sending by a nationally recognized courier service, or (d) on the business day after sending by facsimile with electronic confirmation to the sender. Notice may be provided by email solely for purposes of (i) notifying Fueling Vendor changes to Exhibit A pursuant to Section 1(b) or (ii) providing notice of extension of the term of this Agreement pursuant to Section 17(a).

(b)	Cumulative Rights. The rights and remedies of the Parties under this Agreement are cumulative, and either Party may enforce any of its rights or remedies under this Agreement or other rights and remedies available to it at law or in equity. Despite the previous sentence, the Parties intend that Fueling Vendor’s exclusive remedy for payment breach by or on behalf of Amazon shall be its right to damages equal to its earned but unpaid fees.

(c)	[XXXXX]

(d)	Assignment, Subcontracting.

(i)	Neither Party will assign any part or all of this Agreement without the other Party’s prior written consent, which shall not be unreasonably withheld, delayed or denied; provided, however, that (a) Amazon may assign this Agreement without Fueling Vendor’s consent to an Affiliate or in connection with a sale or transfer of all or substantially all of its assets or business or otherwise in connection with a merger or corporate reorganization and (b) upon notice to Amazon, Fueling Vendor may assign this Agreement without Amazon’s consent to an Affiliate in connection with a merger or corporate reorganization. Any attempt by a Party to assign this Agreement in violation of this Section is void in each instance. All the terms and conditions of this Agreement will be binding upon, will inure to the benefit of, and will be enforceable by the Parties and their respective successors and permitted assigns.
(ii)	Fueling Vendor will not subcontract or delegate any of its obligations under this Agreement to any subcontractors, Affiliates, or delegates (“Subcontractors”) without Amazon’s prior written consent. Notwithstanding such consent, Fueling Vendor is responsible for the full performance of its obligations under this Agreement and for its Subcontractor(s)’ compliance with the terms of this Agreement.
(iii)	To the extent that an amount is properly invoiced to Amazon pursuant to Section 8(c), Amazon may direct Fueling Vendor to send invoices issued under this Agreement to a “bill to” entity and address that is different from the “ship to” entity and address. Those directions will not alter the responsibility of Amazon to pay all properly payable amounts on any such invoice in accordance with the terms of this Agreement if the “bill to” entity does not pay those amounts as set forth in this Agreement. Alternatively, Amazon may assign any rights under this Agreement to a lessor or other third party by providing written notice to Fueling Vendor.

(e)	Waivers and Remedies. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving Party. The failure of either Party to enforce any provision of this Agreement will not constitute a waiver of the Party’s rights to subsequently enforce the provision.
(f)	Severability. If any provision of this Agreement or the application thereof to any person, entity, or circumstance will at any time or to any extent be determined to be invalid or unenforceable under any provision of applicable Laws, to the full extent the applicable Laws may be waived, it is hereby waived. To the extent such Laws cannot be waived, the invalid or unenforceable provision will be replaced by a valid provision which comes closest to the intentions of the Parties to this Agreement. In case such replacement provision cannot be agreed upon, the invalidity of the provision in question will not affect the validity of any other provision or this Agreement as a whole, unless the invalid provision is of such essential importance that it can be reasonably shown that the Parties would not have entered into this Agreement without the invalid provision.
(g)	Governing Law; Venue; Jurisdiction; Waiver of Jury Trial. This Agreement is governed by the substantive Laws of the state of New York, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. Any dispute arising under, in connection with, or incident to this Agreement or about its interpretation will be resolved exclusively in the state or federal courts located in New York County (i.e., Manhattan), New York. Fueling Vendor irrevocably submits to those courts’ venue and jurisdiction. Fueling Vendor waives all defenses of lack of personal jurisdiction and forum non-conveniens. A final judgment in any such suit or action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. With respect to any proceeding or action arising out of or in any way relating to this Agreement (whether in contract, tort, equity or otherwise), the Parties knowingly, intentionally, and irrevocably waive their right to trial by jury.

(h)	Construction; Standard Forms.

(i)	The section headings of this Agreement are for convenience only and have no interpretive value. Whenever the singular number is used in this Agreement and when required by the context, the same will include the plural and vice versa, and the masculine gender will include the feminine and neuter genders and vice versa. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Each Party signing this Agreement acknowledges that it has had the opportunity to review this Agreement with legal counsel of its choice, and there will be no presumption that ambiguities will be construed or interpreted against the drafter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.” Where a word is defined herein, references to the singular shall include references to the plural and vice versa. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided. All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
(ii)	Either Party may use its standard business forms or other communications to administer transactions under this Agreement, but use of such forms is for the Parties’ convenience only and does not alter the provisions of this Agreement. Any terms or conditions that are preprinted in such forms or that are included in a Fueling Vendor acknowledgement are null, void, and of no effect.
(iii)	Amazon will not be bound by, and specifically objects to, any provision that is different from or in addition to the provisions of this Agreement (whether proffered by Fueling Vendor verbally or in any quotation, invoice, shipping document, acceptance, confirmation, correspondence, or otherwise), unless such provision is specifically agreed to in a writing signed by Amazon.

(i)	Entire Agreement; Precedence; Amendment.

(i)	This Agreement, together with the NDA and all Exhibits and other attachments, which are incorporated in and made a part of this Agreement, constitute the entire agreement between the Parties with respect to the subject matters hereof and supersede any previous or contemporaneous oral or written agreements, understandings, and discussions regarding such subject matters.
(ii)	In the event that any conflict exists between the terms and conditions of this Agreement and any other terms and conditions attached to or incorporated into this Agreement as an Exhibit or other attachment that cannot be resolved on the face of such documents, then the terms of the Exhibit or attachment, as the case may be, will control with respect to the subject matter of the applicable Exhibit; provided, however, if an Exhibit references or incorporates a proposal from Fueling Vendor, such proposal is referenced or incorporated solely for purposes of defining the scope, pricing, and schedule for such Services, and any terms set forth in the body of this Agreement or the applicable Exhibit shall supersede any contrary terms set forth in or referenced by such proposal.
(iii)	This Agreement may be amended or modified only by a written instrument signed by a duly authorized agent of each Party.

(j)	Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended or shall confer any legal or equitable right, privilege, benefit, or remedy by reason of this Agreement on any persons other than Fueling Vendor and Amazon and their respective successors and permitted assigns.

(k)	Counterparts. This Agreement (or any Exhibit or Order) may be executed by facsimile and in counterparts, each of which (including signature pages) will be deemed an original, but all of which together will constitute one and the same instrument.

(l)	EXCLUSION OF CERTAIN DAMAGES. EXCEPT FOR (i) EACH PARTY’S DEFENSE OR INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS, (ii) EACH’S BREACH OF CONFIDENTIALITY OR DATA SECURITY OBLIGATIONS UNDER SECTION 16, OR (iii) OTHER DAMAGES THAT CANNOT BE EXCLUDED AS A MATTER OF LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES FOR ANY LOST PROFITS OR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, EVEN IF IT HAS NOTICE THAT THOSE KINDS OF DAMAGES MAY OCCUR .

(m)	LIMITATIONS. EXCEPT FOR (i) EACH PARTY’S DEFENSE OR INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY CLAIMS, (ii) EACH PARTY’S BREACH OF CONFIDENTIALITY OR DATA SECURITY OBLIGATIONS UNDER SECTION 16, OR (iii) OTHER DAMAGES THAT CANNOT BE SO LIMITED AS A MATTER OF LAW, EACH PARTY’S ENTIRE AGGREGATE LIABILITY (WHETHER IN CONTRACT, TORT, WARRANTY, OR OTHERWISE), ARISING OUT OF THIS AGREEMENT WILL NOT EXCEED THE GREATER OF $12,000,000, OR THE TOTAL AMOUNTS PAID AND PAYABLE TO FUELING VENDOR, [XXXXX], UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEEDING THE FIRST OF THE EVENTS GIVING RISE TO LIABILITY.

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This Agreement is executed by duly authorized representatives of the Parties as of the Effective Date.

AMAZON LOGISTICS, INC.		EzFill Holdings, Inc.
Signature:	[XXXXX]	Signature:	/s/ Yehuda Levy
Printed Name:	[XXXXX]	Printed Name:	Yehuda Levy
Title:	[XXXXX]	Title: CEO
Date:	December 14, 2024	Date:	December 14, 2024

Notice Address:		Notice Address:

Amazon 410 Terry Avenue North Seattle, WA 98109-5210 U.S.A. Fax: 206-266-7010 Attn: Vice President, Amazon Logistics, Inc. Email: globalfleetandproducts@amazon.com		EzFill Holdings, Inc. 57 NW 183rd St. Miami, FL 33169 Attn: Legal Email: Yechiel@ezfl.com

With a copy to:

By mail: c/o Amazon P.O. Box 81226 Seattle, WA 98108-1226 U.S.A. Attn: General Counsel Fax: 206-266-7010 E-mail: contracts-legal@amazon.com	By courier or personal delivery: Amazon 410 Terry Avenue North Seattle, WA 98109-5210 U.S.A. Fax: 206-266-7010 Attn: General Counsel

EXHIBIT A

Fueling vendor launch list

EXHIBIT B

SERVICE LEVEL AGREEMENTS

EXHIBIT C

IT Representations

Schedule 3(d)

IT Requirements